HYNES & HOWES INSURANCE COUNSELORS, INC.
                                 Balance Sheet
                           December 31, 1999 and 1998
                                  (Unaudited)

                                                        December 31,
                                                   1999              1998
         Assets
Current Assets:
  Cash in Bank                              $    49,300       $    17,423
  Other Current Assets                            7,314             8,050
    Total Current Assets                    $    56,614       $    25,473

Other Assets:
  Investment in Affiliated Company          $     2,877       $     2,720
  Contracts Receivable-Real Estate              654,504           620,438
  Real Estate on Hand                                 0            40,932
  Note Receivable                                     0             2,297
  Equipment                                       7,807                 0
    Total Other Assets                      $   665,188       $   666,387

      Total Assets                          $   721,802       $   691,860

         Liabilities and Stockholders' Equity

Current Liabilities:
  Buyers Escrow                                   7,932             8,871
    Total Current Liabilities               $     7,932       $     8.871

      Total Liabilities                     $     7,932       $     8,871

Stockholders' Equity:
  Capital Stock, no par value, 100,000,000 shares
    authorized, 11,260,675 shares issued    $ 3,780,765       $ 3,780,765
  Paid in Capital                                   100               100
  Retained Earnings (Deficit)                (3,033,743)       (3,064,624)
  Treasury Stock, at cost                       (33,252)          (33,252)

    Total Stockholders' Equity              $   713,070       $   682,989

    Total Liabilities and Stockholders'
      Equity                                $   691,860       $   691,860